Exhibit 10.1

UGI CORPORATION
DESCRIPTION OF ORAL COMPENSATION ARRANGEMENT
FOR
JOHN L. WALSH

Effective April 1, 2013, John L. Walsh will become President and Chief Executive Officer of UGI Corporation. Mr. Walsh has an oral compensation arrangement with UGI Corporation which includes the following:

Mr. Walsh:

1.	is entitled to an annual base salary of $979,300, effective April 1, 2013 (reflects Mr. Walsh’s promotion);

2.	participates in UGI Corporation’s annual bonus plan, with bonus payable based on the achievement of pre-approved financial and/or business performance objectives that support business plans and strategic goals;

3.	participates in UGI Corporation’s long-term compensation plans, the 2004 Omnibus Equity Compensation Plan, as amended, and the 2013 Omnibus Incentive Compensation Plan, with annual awards as determined by the Compensation and Management Development Committee of the Board of Directors;

4.	will receive cash benefits upon termination of his employment without cause following a change in control of UGI Corporation pursuant to a Change in Control Agreement; and

5.	is eligible to participate in UGI Corporation’s benefit plans, including the Pension Plan, the Senior Executive Employee Severance Plan, the Supplemental Executive Retirement Plan, the UGI Savings Plan, the Supplemental Savings Plan, and the 2009 Deferral Plan.